Exhibit 99.1

CONSOL Energy Announces Operations Update;

Gas Division Sets Drilling Record with Rotary Steering Tool;

Coal Exports Drive First Quarter Sales Above Guidance

PITTSBURGH (April 12, 2013) – CONSOL Energy Inc. (NYSE: CNX), the leading diversified fuel producer in the Eastern U.S., is providing an operations update for the quarter ended March 31, 2013.

CONSOL’s Coal Division produced 14.8 million tons for the first quarter of 2013, including 1.3 million tons of low-vol coking coal from the company’s Buchanan Mine. Both figures exceeded guidance as production surged to meet stronger-than-expected export markets. Despite Buchanan’s strong first quarter production, realized prices weakened as the quarter progressed.

During the first quarter of 2013, CONSOL’s total coal inventory decreased by 414 thousand tons to 964 thousand tons as of March 31, 2013. This is the lowest total coal inventory levels in 15 years. Thermal coal inventory decreased to 875 thousand tons during the quarter. Low-vol Buchanan and Amonate inventory also decreased during the quarter by 153 thousand tons, to only 89 thousand tons.

“Our coal sales exceeded guidance in the first quarter for two reasons: First, domestic generators took all contracted volumes as they responded to cold weather,” commented J. Brett Harvey, chairman and chief executive officer. “This was the reverse of what happened in the 2012 first quarter, when record warm temperatures caused domestic generators to push back or defer some 5-6 million tons. Additionally, the 2013 first quarter sales were helped by stronger-than-expected export markets. CONSOL’s mines were able to respond effectively and efficiently to meet these incremental sales.”

CONSOL’s Gas Division produced 39.2 Bcfe for the 2013 first quarter or 4% more than the 37.7 Bcfe produced in the 2012 first quarter. Consistent with previous quarter’s guidance, first quarter 2013 production was down 6% compared to the fourth quarter of 2012, as a result of frac schedules and other seasonal factors that limited wells turned into line. During the quarter, CONSOL’s Gas Division set a Baker Hughes U.S. land record by using their AutoTrak Curve Rotary Steerable tool to drill a Marcellus Shale lateral at 10,684 feet. This occurred in Central Pa. Gas Operations, on the Kuhns 3B well.

Anticipated Infrequent or Unusual Transactions

Earnings results for the three months ended March 31, 2013 will include several adjustments which are unusual or infrequent in nature. These adjustments total $62.5 million and include the following items:

Pension settlement pre-tax expense adjustment of $27.1 million (non-cash): The adjustment is the result of accounting rules requiring acceleration of unrecognized actuarial losses when lump sum payments from a plan exceed the annual projected service and interest costs of the plan. In the first quarter 2013, lump sum pension payments exceeded the threshold which required settlement recognition. Many of these lump sums were paid to individuals who elected to retire under the 2012 Voluntary Severance Incentive Program.

CNX Gas shareholders litigation settlement pre-tax expense adjustment of $20.2 million: The adjustment is the result of an agreement in principle for resolution of the class actions brought by shareholders of CNX Gas challenging the tender offer by CONSOL Energy to acquire all the shares of CNX Gas common stock that CONSOL Energy did not already own for $38.25 per share in May 2010. The total settlement provides for a payment to the plaintiffs of $42.73 million, of which the company expects to pay $20.2 million. This settlement is subject to court approval and to the execution of final agreements with the parties.

Blacksville No. 2 Mine fire pre-tax expense impact of $15.2 million: On March 12, 2013, smoke was detected exiting the Orndoff shaft at CONSOL Energy’s Blacksville No. 2 Mine near Wayne in Greene County, PA. All day shift underground employees were safely evacuated and none sustained injuries. The location of the fire was identified and containment and extinguishment procedures were developed. The fire has since been extinguished as of March 24, 2013. It is unknown when mine operations will resume. The pre-tax expense impact reflects the expenses incurred to extinguish the fire. Insurance recovery is uncertain at this time and the impact of any potential recovery has not been reflected in the three months ended March 31, 2013.

Second Quarter 2013 Forecasts

Coal: CONSOL Energy expects second quarter 2013 total coal production to be between 13.25 – 13.75 million tons. Annual 2013 total coal production guidance is 55.5 – 57.5 million tons. Buchanan Mine’s second quarter production is expected to be between 0.9 – 1.0 million tons, while annual production guidance is now estimated at 4.0 – 4.2 million tons.

Gas: CONSOL Energy expects its 2013 gas production to be approximately 170 – 180 Bcfe (net to CONSOL). Second quarter 2013 gas production, net to CONSOL, is expected to be approximately 38 – 40 Bcfe, or relatively flat compared with the 39.2 Bcfe produced in the first quarter of 2013. Based on our drilling and completion schedule, we expect our production to be more back-end weighted for this year.

Coal Division Operations

CONSOL’s Coal Division completed seven longwall moves in the first quarter of 2013 without a safety exception. In the area of compliance, CONSOL saw violations decrease by over 5% compared to the year-earlier quarter.

In safety, CONSOL’s Coal Division saw a reduced number of exceptions quarter-over-quarter from 30 in the first quarter of 2013 compared to 36 in the same quarter of 2012. The Miller Creek complex was awarded seven Sentinels of Safety awards, and the McElroy Mine received the most prestigious safety award given by the state of West Virginia, “The Eustace Frederick Milestones of Safety Award.” Also, the Loveridge Mine received a “Mountaineer Guardian Safety Award.”

Even though CONSOL continues to reach important milestones and demonstrates continuous improvement in overall safety performance, the Company has still had serious accidents. As a result, CONSOL has made an effort to refocus the Company on its number one core value – safety.

Highlighting CONSOL’s greatest asset, its employees, J. Brett Harvey has urged everyone in the Company to rededicate themselves to the journey of Absolute Zero stating, “Here’s what the journey means – it means that we’re on a path where loved ones won’t have to answer that call, and children won’t have to ask why; a journey where we can come to work every day, work safely and productively and go home at night to our families. To a fourth generation miner myself, that’s a journey worth all of us taking.” A video detailing Mr. Harvey’s remarks can be viewed at: http://media.corporate-ir.net/media_files/irol/66/66439/HarveySeverity2013WEB960.540.mp4

As referenced above, CONSOL’s Blacksville No. 2 Mine was idled as a result of a fire that started on March 12, 2013. All employees were safely evacuated following the detection of smoke exiting the Orndoff shaft. The fire has since been extinguished as of March 24, 2013, and the first mine rescue teams entered the mine on March 27, 2013. Blacksville No. 2 Mine produces approximately 400,000 tons of coal per month under normal operating conditions, and it is still unknown when production will restart. Despite the unplanned idling of Blacksville, quarterly production exceeded forecasts.

The Bailey Preparation Plant has successfully finished, and put into service, the plant 1A upgrade, which will serve the BMX Mine. It is the last of the 5 plant modules to be upgraded; and with the process improvements, the Bailey Plant can now efficiently process 8,200 tons per hour (tph) of plant feed, compared to 6,300 tph previously. The only work that still needs to be completed on the project is the construction of the new 155-foot diameter refuse thickener and the remodeling of the plant operator control room. In addition, Shoemaker Mine has completed the 1 South project, which is located on the western end of the mine. The project upgraded nine seals to 120 psi.

Gas Division Operations

During the first quarter, CONSOL Energy had a strong start to its 2013 drilling program by drilling 14 horizontal Shale wells: 12 Marcellus Shale and 2 Utica Shale wells. The average drilled lateral length for the Marcellus Shale wells and the

Utica Shale wells was 5,838 feet and 6,111 feet, respectively. CONSOL initiated completion operations on 17 wells consisting of 274 frac stages during the quarter. In the Marcellus Shale, 13 wells, consisting of 207 frac stages on two separate well pads, were completed, or are currently underway. In the Utica Shale, four wells, consisting of 67 frac stages, were completed on three separate pads in the first quarter. Production results for the new drilling and completion activity is just getting underway. CONSOL expects to report results in subsequent quarterly releases.

The following significant events are expected to take place in the second quarter: completion activities on CONSOL’s first horizontal Upper Devonian well, the NV 39F; multiple productive wells turned-into-line at North Nineveh in Southwest Pa.; the completion of an additional multi-well pad in Central Pa.; drilling a six-well pad in the Philippi Field in West Virginia; and CONSOL’s first Utica Shale multi-well pad that is located in Mahoning County, OH.

Marcellus Shale Dry Gas (CONSOL Energy-operated):

Southwest Pa.: During the first quarter, CONSOL drilled seven wells: the fourth and final well on the MOR 20 pad in the Morris Field in Greene County and the final six wells on the NV 36 pad in Washington County. The seven wells ranged in lateral lengths from 2,843 feet to 8,006 feet. Of particular note, 99.97% of the combined lateral lengths of the seven wells were drilled within a 10 foot target zone, within the lower Marcellus Shale. Completion and flowback results from the North Nineveh Field, which extends the successful Nineveh Field northward into Washington County, Pa., have started to come in at the end of the first quarter. Early results indicate that the North Nineveh wells will be as productive, if not more productive, per foot of lateral compared to the original Nineveh wells, which average 1.1 MMcf/d per 1000 feet of lateral during their first 60 days of production and 1.7 Bcfe expected ultimate recovery per 1000 feet of lateral. Also, some of the North Nineveh wells have the added advantage of minor condensate production. During the first quarter, five wells and 61 stages were completed on the NV 41 pad, and the eight-well NV 42 pad with 146 stages is currently underway. All of the North Nineveh Field wells will be immediately turned into the sales pipeline upon completion of flowback. Also, at least one frac crew will be continuously working in North Nineveh during the first three quarters of 2013 to complete the backlog of 5 pads from 2012, which were delayed due to obtaining centralized impoundment permits during the second half of 2012.

In Southwest Pa., CONSOL has one horizontal rig operating and plans to drill an additional 16 wells throughout the remainder of 2013.

Central Pa.: Within the Central Pa. district, CONSOL drilled all five wells during the first quarter at the Kuhns 3 pad in the Mamont Field, located in Westmoreland County. The lateral lengths ranged from 4,768 feet to 10,684 feet. No wells were completed in Central Pa. during the first quarter. Completion work is expected to begin late in the second quarter on the five Kuhns wells and on the four-well Bowers pad located in southern Jefferson County, which is located at the northern end of CONSOL’s Central Pa. leasehold.

CONSOL Energy does not currently have any horizontal rigs drilling in Central Pa.

Northern W.Va.: CONSOL did not drill any wells in West Virginia during the first quarter. One horizontal rig is currently mobilizing from Mamont Field to drill the six-well Philippi 13 pad in Barbour County. The Philippi 13 wells are expected to have an average lateral length of approximately 8,200 feet. After drilling the Philippi 13 pad, the company plans to drill a single well at the delineation pads in the Audra Field in southern Barbour County and the Century Field in northern Upshur County to test the productivity of CONSOL’s extensive leasehold between the Philippi Field and the Alton Field in southern Upshur County. CONSOL expects to begin the completion work for all eight wells in the third quarter.

Marcellus Shale Wet Gas (Noble Energy-operated):

In the wet gas portion of the Marcellus Shale, Noble Energy drilled thirteen wells during the first quarter. Twelve of the thirteen wells were drilled in Marshall County, W.Va.: the final well of the eleven-well WEB 4 pad; seven wells on the eleven-well SHL 8 pad; and four of the seven wells on the WFN 1 pad. Also, Noble Energy drilled one of the six wells on the NORM 1 pad located in Gilmer County.

Completion operations have commenced on the eleven-well WEB 4 pad where 106 of 228 frac stages, and five of the eleven wells, have been completed. Noble Energy expects the WEB 4 wells to be on-line by the end of the second quarter.

Noble Energy is currently operating three horizontal rigs and expects to add a fourth rig during the second quarter. Noble Energy expects to add two more rigs later in the year to support drilling a total of 85 wells in the Marcellus Shale wet gas area in 2013.

Ohio Utica Shale (CONSOL-operated):

In the Utica Shale joint venture with Hess Corporation, CONSOL Energy drilled the first two of three wells on the NBL 11 pad in Noble County: The Noble 11A and 11B with a lateral length of 6,236 feet and 5,986 feet, respectively. Drilling is ongoing at the Noble 11C well.

During the first quarter, completion work was finished at the MAH 2A well, located in Mahoning County, where the 2,785 foot lateral, with nine frac stages, tested at a 24-hour flow rate of 1.4 MMcf/d and 240 barrels of oil/day after a 60-day shut-in period. Also, the 7,568 foot TUSC 8A well in Tuscarawas County was stimulated with 24 stages and shut-in for 60-days for frac water dissipation. Flowback operations are expected to begin in late April and results will be reported at the end of the second quarter. CONSOL’s first multi-well pad in the Utica Shale was recently completed at the two-well MAH 7 pad where the 5,411 foot lateral MAH 7A well and 5,290 foot MAH 7C well were stimulated in 18 and 16 frac stages, respectively. Both wells are currently shut-in for frac water dissipation and flowback is expected to begin late in the second quarter.

CONSOL currently has two horizontal rigs drilling in the Utica; however, one rig will be released after drilling the third and final well at NBL 11, which is expected to take place within the month. Thereafter, CONSOL will operate one rig in the Utica to drill the three-well NBL 33 pad, followed by the three-well NBL 19 pad, and then the five-well NBL 18 pad, of which the first two wells are expected to be drilled in 2013. CONSOL expects to drill eleven wells, all in Noble County, during 2013.

Ohio Utica Shale (Hess-operated):

Our joint venture partner, Hess Corporation, drilled one well during the first quarter, the Cadiz A 1H-23 in Harrison County and is currently drilling JV wells at the Oxford A 2H-8 in Guernsey County and the Athens A 2H-24 in Harrison County.

Stimulation operations were completed at the 15 stage Jeffco 1H-6 well in Harrison County, which tested at 7.4 MMcf/d with flowing tubing pressure of 3,882 psi. The Cadiz A 1H-23 well was completed with 22 stages. Drillout and flowback operations are currently underway prior to a planned 90-day shut-in period for frac water dissipation.

In the Utica Shale, Hess finished the first quarter with two horizontal rigs operating on JV acreage and plans to drill 16 joint wells during 2013.

CONSOL Energy will report additional operational and financial results for the quarter ended March 31, 2013 at 7:00 a.m. ET on Thursday, April 25, followed by a conference call at 10:00 a.m. ET. The call can be accessed at the investor relations section of the company’s web site, at www.consolenergy.com.

Cautionary Statements

Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in global economic conditions in any of the industries in which our customers operate, or sustained uncertainty in financial markets cause conditions we cannot predict; an extended decline in demand for or in the prices we receive for our coal and gas affecting our operating results and cash flows; our customers extending existing contracts or entering into new long-term contracts for coal; the expiration or failure to extend existing long-term contracts; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our coal and gas to market; a loss of our competitive position because of the competitive nature of the coal and gas industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; our failure to maintain satisfactory labor relations; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted regulations relating to greenhouse gas emissions on the demand for coal and natural gas, as well as the impact of any adopted regulations on our coal mining operations due to the venting of coalbed methane which occurs during mining; foreign currency fluctuations could adversely affect the competitiveness of our coal abroad; the risks inherent in coal and gas operations being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; our focus on new gas development projects and exploration for gas in areas where we have little or no proven gas reserves; decreases in the availability of, or increases in, the price of commodities and services used in our mining and gas operations, as well as our exposure under “take or pay” contracts we entered into with well service providers to obtain services of which if not used could impact our cost of production; obtaining, maintaining and renewing governmental permits and approvals for our coal and gas operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our coal and gas operations; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down a mine or well; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current coal and gas operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable coal and gas reserves; defects may exist in our chain of title and we may incur additional costs associated with perfecting title for coal or gas rights on some of our properties or failing to acquire these additional rights we may have to reduce our estimated reserves; the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; the impacts of various asbestos litigation claims; increased exposure to employee related long-term liabilities; increased exposure to multi-employer pension plan liabilities; minimum funding requirements by the Pension Protection Act of 2006 (the Pension Act) coupled with the significant investment and plan asset losses suffered during the recent economic decline has exposed us to making additional required cash contributions to fund the pension benefit plans which we sponsor and the multi-employer pension benefit plans in which we participate; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; acquisitions and joint ventures that we recently have completed or entered into or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made and divestitures we anticipate may not occur or produce anticipated proceeds including joint venture partners paying anticipated carry obligations; the anti-takeover effects of our rights plan could prevent a change of control; increased exposure on our financial performance due to the degree we are leveraged; replacing our natural gas reserves, which if not replaced, will cause our gas reserves and gas production to decline; our ability to acquire water supplies needed for gas drilling, or our ability to dispose of water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; changes in federal or state income tax laws, particularly in the area of percentage depletion and intangible drilling costs, could cause our financial position and profitability to deteriorate; and other factors discussed in the 2012 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible oil and gas reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We may use certain terms in this press release, such as EUR (estimated ultimate recovery), unproved reserves and total resource potential, that the SEC’s rules strictly prohibit us from including in filings with the SEC. These measures are by their nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly are less certain. We also note that the SEC strictly prohibits us from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category.

Contacts:

Investor: Dan Zajdel at (724) 485-4169; Tyler Lewis at (724) 485-3157

Media: Lynn Seay at (724) 485-4065